Exhibit 10.1

Credit Agreement

This agreement between Bank One, NA, with its main office in Chicago, IL, and its successors and assigns, (the “Bank”), whose address is 201 N. Central Ave, 21st Floor, AZ1-1178, Phoenix, AZ 85004, and Cavco Industries, Inc. (the “Borrower”), whose address is 1001 North Central Avenue, Suite 800, Phoenix, AZ 85004.

1.	Credit Facilities.

1.1	Scope. This agreement governs Facility A, and, unless otherwise agreed to in writing by the Bank and the Borrower or prohibited by applicable law, governs the Credit Facilities.

1.2	Facility A (Line of Credit). The Bank has approved a credit facility to the Borrower in the principal sum not to exceed $15,000,000.00 in the aggregate at any one time outstanding (“Facility A”). Credit under Facility A shall be repayable as set forth in a Line of Credit Note executed concurrently with this agreement, and any renewals, modifications or extensions thereof. The proceeds of Facility A shall be used for the following purpose: general business purposes, including working capital.

Non Usage Fee. The Borrower shall pay to the Bank a non-usage fee on the average daily unused portion of Facility A at a rate of 0.25% per annum, payable in arrears within fifteen (15) days of the end of each calendar quarter for which the fee is owing.

1.3	Borrowing Base. The aggregate principal amount of advances outstanding at any one time under Facility A shall not exceed the lesser of the Borrowing Base or $15,000,000.00. If at any time the aggregate principal amount of advances outstanding under Facility A exceeds the Borrowing Base, the Borrower shall immediately pay to the Bank an amount equal to the difference between such aggregate principal amount of advances and the Borrowing Base. “Borrowing Base” means the aggregate of:

A. 80% of Eligible Accounts,

B. 50% of Eligible Inventory, not to exceed the aggregate of $5,000,000.00.

2.	Definitions. As used in this agreement, the following terms have the following respective meanings:

2.1	“Credit Facilities” means all extensions of credit from the Bank to the Borrower, whether now existing or hereafter arising, including but not limited to those described in Section 1.

2.2	“Liabilities” means all obligations, indebtedness and liabilities of the Borrower to any one or more of the Bank, BANK ONE CORPORATION, and any of their subsidiaries, affiliates or successors, now existing or later arising, including, without limitation, all loans, advances, interest, costs, overdraft indebtedness, credit card indebtedness, lease obligations, or obligations relating to any Rate Management Transaction, all monetary obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations or substitutions of any of the foregoing, whether the Borrower may be liable jointly with others or individually liable as a debtor, maker, co-maker, drawer, endorser, guarantor, surety or otherwise, and whether voluntarily or involuntarily incurred, due or not due, absolute or contingent, direct or indirect, liquidated or unliquidated. The term “Rate Management Transaction” in this agreement means any transaction (including an agreement with respect thereto) now existing or hereafter entered into among the Borrower, the Bank or BANK ONE CORPORATION, or any of its subsidiaries or affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

2.3	“Notes” means the Line of Credit Note(s) described in Section 1, and all promissory notes, instruments and/or contracts evidencing the terms and conditions of the Liabilities.

2.4	“Account” means a trade account, account receivable, other receivable, or other right to payment for goods sold or leased or services rendered owing to the Borrower or to CRG Holdings, LLC, a wholly owned subsidiary of Borrower (“CRG”) (or to a third party grantor acceptable to the Bank).

2.5	“Account Debtor” means the person or entity obligated upon an Account.

2.6	“Capital Expenditures” means any expenditure or the incurrence of any obligation or liability by the Borrower for any asset which is classified as a capital asset.

2.7	“Distributions” means all dividends and other distributions made by the Borrower to its shareholders, partners, owners or members, as the case may be, other than salary, bonuses, and other compensation for services expended in the current accounting period.

2.8	“Eligible Accounts” means, at any time, all of the Borrower’s and CRG’s Accounts. The net amount of any Eligible Account against which the Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature. Unless otherwise agreed to by the Bank in writing, Eligible Accounts do not include Accounts: (1) with respect to which the Account Debtor is an employee or agent of the Borrower or CRG; (2) with respect to which the Account Debtor is affiliated with or related to the Borrower or CRG; (3) with respect to which goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional; (4) with respect to which the Account Debtor is not a resident of the United States, except to the extent such Accounts are supported by insurance, bonds or other assurances satisfactory to the Bank; (5) with respect to which the Borrower or CRG is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to the Borrower or CRG; (6) which are subject to dispute, counterclaim, or setoff; (7) with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor; (8) with respect to which the Bank, in its sole discretion, deems the creditworthiness or financial condition of the Account Debtor to be unsatisfactory; (9) of any Account Debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any state or federal bankruptcy, insolvency, or debtor-in-relief acts; or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due; (10) with respect to which the Account Debtor is the United States government or any department or agency of the United States; (11) which have not been paid in full within sixty (60) days from the invoice date; (12) which are in the nature of rebates due from vendors and suppliers of parts and other inventory purchased by the Borrower or CRG; and (13) which may be subject to year end adjustments. In no event will the balance of any Account of any single Account Debtor be eligible whenever the portion of the Account which has not been paid within sixty (60) days from the invoice date is in excess of 25% of the total amount outstanding on the Account.

2.9	“Eligible Inventory” means, at any time, all of the Borrower’s and CRG’s Inventory except: (1) Inventory which is not owned by the Borrower or CRG free and clear of all security interests, liens, encumbrances, and claims of third parties; (2) Inventory which the Bank, in its sole discretion, deems to be obsolete, unsalable, damaged, defective, or unfit for further processing; (3) Work in process, (4) Inventory consisting of used modular or manufactured homes, and (5) Inventory consisting of furniture. For the purpose of this Agreement and the calculation of the Borrowing Base, the value of Borrower’s Eligible Inventory shall be reduced by the sum of (i) any general ledger reserves for raw materials, (ii) any general ledger reserves for finished goods, (iii) any allowance for volume discounts or rebates for finished goods, plus (iv) any allowance for interest reimbursement payments to retailers of Borrower’s Inventory.

2.10	“Inventory” means all of the Borrower’s and CRG’s raw materials, work in process, finished goods, merchandise, parts and supplies, of every kind and description, and goods held for sale or lease or furnished under contracts of service in which the Borrower or CRG now has or hereafter acquires any right, whether held by the Borrower, CRG, or others, and all documents of title, warehouse receipts, bills of lading, and all other documents of every type covering all or any part of the foregoing. Inventory includes inventory temporarily out of the Borrower’s or CRG’s custody or possession and all returns on Accounts.

2.11	“Intangible Assets” means the aggregate amount of all assets classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of cost over book value of assets acquired, and bond discount and underwriting expenses.

2.12	“Subordinated Debt” means debt subordinated to the Bank in manner and by agreement reasonably satisfactory to the Bank.

2.13	“Tangible Net Worth” means total assets less the sum of Intangible Assets, and total liabilities.

3.	Conditions Precedent.

3.1	Conditions Precedent to Initial Extension of Credit. Before the first extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

A. Loan Documents. The Notes, and as applicable, the letter of credit applications, the security agreements, the pledge agreements, financing statements, mortgages or deeds of trust, the guaranties, the subordination agreements, and any other loan documents which the Bank may reasonably require to give effect to the transactions described in this agreement;

B. Evidence of Completed Distribution, Due Organization and Good Standing. Evidence, satisfactory to the Bank, of (i) the approval from the Securities and Exchange Commission (the “SEC”) and the completion of the distribution of the shares of stock of Borrower by Centex Corporation to the current shareholders of Centex Corporation in accordance with the terms of that certain Form 10 Registration Statement filed by Borrower with the SEC on April 23, 2003, and (ii) the due organization and good standing of the Borrower and every other business entity that is a party to this agreement or any other loan document required by this agreement;

C. Evidence of Authority to Enter into Loan Documents. Evidence that (i) each party to this agreement and any other loan document required by this agreement is authorized to enter into the transactions described in this agreement and the other loan documents, and (ii) the person signing on behalf of each such party is authorized to do so; and

D. Fees. Payment of the following fees, all of which the Borrower acknowledges have been earned by the Bank: commitment fee $37,500.00.

E. Lien Priority. Evidence, satisfactory to the Bank, that Bank has a first and prior lien on all collateral for the Credit Facilities, including, without limitation, all Accounts and Inventory (as such terms are defined under the Uniform Commercial Code of Arizona, as in effect from time to time) of Borrower and CRG Holdings, LLC. Such evidence to include (i) termination statements relating to financing statements listing other creditors of Borrower or CRG Holdings, LLC as secured parties, (ii) lien subordination agreements from other creditors of Borrower or CRG Holdings, LLC, and (iii) landlord lien waivers executed by all lessors of leased property where any of the collateral may be located from time to time.

Notwithstanding anything contained in this Agreement to the contrary, the failure of the Borrower to satisfy all the conditions precedent to the initial extension of credit set forth above on or before that date which is sixty (60) days from the date of this Agreement shall constitute a default by Borrower under this Agreement.

3.2	Conditions Precedent to Each Extension of Credit. Before any extension of credit governed by this agreement, whether by disbursement of a loan, issuance of a letter of credit or otherwise, the following conditions must be satisfied:

A. Representations. The representations of the Borrower under this agreement and under any other document or agreement executed by Borrower in connection with the Credit Facilities are true in all material respects on and as of the date of the extension of credit;

B. No Event of Default. No event of default has occurred in any provision of this agreement, the Notes or any agreement related to the Credit Facilities and is continuing or would result from the extension of credit, and no event has occurred which would constitute the occurrence of any such event of default but for the lapse of time until the end of any grace or cure period; and

C. Additional Approvals, Opinions, and Documents. The Bank has received any other approvals, opinions and documents as it may reasonably request.

4.	Affirmative Covenants. The Borrower shall:

4.1	Insurance. Maintain insurance with financially sound and reputable insurers covering its properties and business against those casualties and contingencies and in the types and amounts as are customary for companies of similar size and engaged in a similar line of business.

4.2	Existence. Maintain its existence and business operations as presently in effect in accordance in all material respects with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith by proper proceedings if they have been properly reflected on its books.

4.3	Financial Records. Maintain proper books and records of account, in accordance with generally accepted accounting principles, and consistent with financial statements previously submitted to the Bank.

4.4	Inspection. Permit the Bank upon reasonable notice to inspect and copy the Borrower’s business records at such times and at such intervals as the Bank may reasonably require, and to discuss during reasonable business hours the Borrower’s business, operations, and financial condition with the Borrower’s officers and accountants.

4.5	Financial Reports. Furnish to the Bank whatever information, books and records the Bank may reasonably request, including at a minimum:

A. Within thirty (30) days after and as of the end of each calendar month, the following lists, each certified as correct by one of its authorized agents:

(1) a list of accounts receivable, aged from date of invoice, and

(2) a list of accounts payable, aged from date of receipt.

B. Within thirty (30) days after each monthly period, a borrowing base certificate, in the form of Exhibit A attached hereto, along with such supporting documentation as the Bank may request.

C. Via either the EDGAR System or its Home Page, within one hundred twenty (120) days after the filing of its Annual Report on Form 10-K for the fiscal year then ended with the Securities and Exchange Commission, but no event later than one hundred fifty (150) days after the end of such fiscal year, the financial statements for such fiscal year as contained in such Annual Report on Form 10-K and, as soon as it shall become available, the annual report to shareholders of the Borrower for the fiscal year then ended.

D. For each fiscal quarter other than the last fiscal quarter of each fiscal year, via either the EDGAR System or its Home Page, within forty-five (45) days after the filing of its Quarterly Report on Form 10-Q for the fiscal quarter then ended with the Securities and Exchange Commission, but no event later than ninety (90) days after the end of such fiscal quarter, copies of the financial statements for such fiscal quarter as contained in such Quarterly Report on Form 10-Q.

E. Via either the EDGAR System or its Home Page, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any subsidiary with the Securities and Exchange Commission or any governmental authority succeeding to any or all of the functions of said Commission.

If for any reason the EDGAR System and/or its Home Page are not available to the Borrower as is required for making available the financial statements or reports referred to above, the Borrower shall then furnish a copy of such financial statements or reports to the Bank.

For the purposes of this section, “EDGAR System” means the Electronic Data Gathering Analysis and Retrieval System owned and operated by the United States Securities and Exchange Commission or any replacement system, and “Home Page” means the Borrower’s corporate home page on the World Wide Web accessible through the Internet via the universal resource locator (URL) identified as “www.cavco.com” or such other universal resource locator that the Borrower shall designate in writing to the Bank as its corporate home page on the World Wide Web.

4.6	Notices of Claims, Litigation, Defaults, etc. Promptly inform the Bank in writing of (1) all existing and all threatened litigation, claims, investigations, administrative proceedings and similar actions affecting the Borrower which could materially and adversely affect the financial condition of the Borrower; (2) the occurrence of any event which gives rise to the Bank’s option to terminate the Credit Facilities; (3) the institution of steps by the Borrower to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which the Borrower may have liability; (4) any additions to the locations or changes in the locations of the Borrower’s businesses; and (5) any alleged breach of any provision of this agreement or of any other agreement related to the Credit Facilities by the Bank.

4.7	Additional Information. Furnish such additional information and statements respecting the Borrower or CRG or their respective businesses, as the Bank may reasonably request, from time to time.

4.8	Insurance Reports. Furnish to the Bank, upon request of the Bank, reports on each existing insurance policy showing such information as the Bank may reasonably request.

4.9	Other Agreements. Comply with all terms and conditions of all other agreements, whether now or hereafter existing, between the Borrower and any other party unless the failure to so comply would not have a material adverse effect on the financial condition of the Borrower or its ability to repay the Credit Facilities.

4.10	Title to Assets and Property. Maintain good and marketable title to all of the Borrower’s assets and properties, except for assets or properties that are obsolete or have been disposed of in the ordinary course of business.

4.11	Additional Assurances. Make, execute and deliver to the Bank such other agreements as the Bank may reasonably request to evidence the Credit Facilities and to perfect any security interests required thereunder.

4.12	Employee Benefit Plans. Maintain each employee benefit plan as to which the Borrower may have any liability, in compliance in all material respects with all applicable requirements of law and regulations.

4.13	Compliance Certificates. Provide the Bank, within forty-five (45) days after the end of each fiscal quarter, with a certificate executed by the Borrower’s chief financial officer, or other officer or a person acceptable to the Bank, certifying that, as of the date of the certificate, no event of default exists under any provision of this agreement.

5.	Negative Covenants.

5.1	Unless otherwise noted, the financial requirements set forth in this section will be computed in accordance with generally accepted accounting principles applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

5.2	Without the written consent of the Bank, the Borrower will not:

A. Dividends. Acquire or retire any of its shares of capital stock, or declare or pay dividends or make any other distributions upon any of its shares of capital stock, except in the absence of the occurrence of any default, dividends in its capital stock.

B. Debt. Incur, or permit to remain outstanding, debt for borrowed money or installment obligations, except debt reflected in the latest financial statement of the Borrower furnished to the Bank prior to execution of this agreement and not to be paid with proceeds of borrowings under the Credit Facilities, purchase money loans from others for the acquisition of equipment up to $1,200,000.00 in the aggregate during any fiscal year. For purposes of this covenant, the sale of any account receivable is the incurring of debt for borrowed money.

C. Guaranties. Guarantee or otherwise become or remain secondarily liable on the undertaking of another, except for endorsement of drafts for deposit and collection in the ordinary course of business and guaranties executed in connection with repurchase agreements for inventory entered into in the normal course of business.

D. Liens. Create or permit to exist any lien on any of its property, real or personal, except: existing liens described in Schedule I; liens to the Bank; and the liens described on Schedule II.

E. Use of Proceeds. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of “purchasing or carrying any margin stock” within the meaning of Federal Reserve Board Regulation U. At the Bank’s request, the Borrower will furnish a completed Federal Reserve Board Form U-1.

F. Continuity of Operations. (1) Engage in any business activities substantially different from those in which the Borrower is presently engaged; (2) cease operations, liquidate, merge, acquire or consolidate with any other entity, change its name, dissolve, or sell any assets out of the ordinary course of business; or (3) enter into any arrangement with any person providing for the leasing by the Borrower or any subsidiary of real or personal property which has been sold or transferred by the Borrower or subsidiary to such person.

G. Limitation on Negative Pledge Clauses. Enter into any agreement with any person other than the Bank which prohibits or limits the ability of the Borrower or any of its subsidiaries to create or permit to exist any lien on any of its property, assets or revenues, whether now owned or hereafter acquired, except for liens permitted by Section 5.2D.

H. Conflicting Agreements. Enter into any agreement containing any provision which would be violated or breached by the performance of the Borrower’s obligations under this agreement.

I. Investments. Invest in, or purchase, create, form or acquire any interest in, any other enterprise or entity.

J. Leverage Ratio. Permit at any time, its ratio of total liabilities less deferred taxes to Tangible Net Worth to be greater than 2.00 to 1.00.

K. Capital Expenditures. Acquire, whether by purchase or capital lease, fixed assets if the aggregate purchase price of such assets to the Borrower, and all subsidiaries if any, shall exceed $1,500,000.00 in the aggregate in any one fiscal year.

L. Debt Service Coverage Ratio. Permit at any time, its ratio of net income before taxes, plus interest expense, plus depreciation expense, plus amortization expense, minus Capital Expenditures, minus actual taxes paid, for the twelve month period then ending to current portion of long term debt and capitalized lease payments made, plus interest expense, to be less than 1.50 to 1.00.

6.	Representations.

6.1	Representations by the Borrower. The Borrower represents that: (a) the execution and delivery of this agreement and the Notes, and the performance of the obligations they impose, do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or other third party, (b) this agreement and the Notes are valid and binding agreements, enforceable according to their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws or general principles of equity (c) all balance sheets, profit and loss statements, and other financial statements and other information furnished by Borrower to the Bank in connection with the Liabilities are accurate in all material respects and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, in accordance with generally accepted accounting principles, which financial condition has not changed materially and adversely since those dates, (d) no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against the Borrower is pending or threatened, and no other event has occurred, which may in any one case or in the aggregate materially adversely affect the Borrower’s financial condition and properties, other than litigation, claims, or other events, if any, that have been disclosed to and acknowledged by the Bank in writing, (e) all of the Borrower’s tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being contested by the Borrower in good faith and for which adequate reserves have been provided, or those the failure to file or pay could not reasonably be expected to have a material adverse effect on the financial condition of the Borrower or its ability to repay the Credit Facilities (f) the Borrower is not a “holding company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (g) the Borrower is not a “holding company”, or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, (h) there are no defenses or counterclaims, offsets or adverse claims, demands or actions of any kind, personal or otherwise, that the Borrower could assert with respect to this agreement or the Credit Facilities, (i) the Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted other than those the failure to own or be licensed to use could not reasonably be expected to have a material adverse effect on the financial condition of the Borrower or its ability to repay the Credit Facilities, and (j) no part of the proceeds of the Credit Facilities will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System of the United States (the “Board”) as now and from time to time hereafter in effect or for any purpose which violates the provisions of any regulations of the Board. Borrower further represents that: (a) it is duly organized, existing and in good standing pursuant to the laws under which it is organized, and (b) the execution and delivery of this agreement and the Notes and the performance of the obligations they impose (i) are within its powers, (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its articles of incorporation or organization, its by-laws, or any partnership, operating or other agreement governing its affairs.

6.2	Representations Regarding Assets. With respect to any asset of the Borrower utilized in the calculation of the Borrowing Base set forth in this agreement, the Borrower represents and warrants to the Bank: (1) each asset represented by the Borrower to be eligible for Borrowing Base purposes of this agreement conforms to the eligibility definitions set forth in this agreement; (2) all asset values delivered to the Bank will be true and correct, subject to immaterial variance; and be determined on a consistent accounting basis; (3) except as agreed to the contrary by the Bank in writing, each asset is now and at all times hereafter while utilized in the calculation of Borrowing Base will be in the Borrower’s physical possession and shall not be held by others on consignment, sale or approval, or sale or return; (4) except as reflected in schedules delivered to the Bank, each asset is now and at all times hereafter while utilized in the calculation of Borrowing Base will be of good and merchantable quality, free from defects; (5) each asset is not now and will not at any time hereafter while utilized in the calculation of Borrowing Base be stored with a bailee, warehouseman, or similar party without the Bank’s prior written consent, and in such event, the Borrower will concurrently at the time of bailment cause any such bailee, warehouseman, or similar party to issue and deliver to the Bank, warehouseman receipts in the Bank’s name evidencing the storage of the assets; and (6) the Bank, its assigns, or agents shall have the right at any time and at the Borrower’s expense to inspect, examine and audit the Borrower’s records, and if Accounts are included in the calculation of Borrowing Base, confirm with Account Debtors the accuracy of such Accounts, and inspect and examine the assets and to check and test the same as to quality, quantity, value, and condition.

7.	Default/Remedies. If any of the Credit Facilities are not paid at maturity, whether by acceleration or otherwise, or if an event of default by Borrower or any Guarantor occurs under the terms of this agreement, the Notes or any agreement related to the Credit Facilities, then the Bank shall have all of the rights and remedies provided by any law or agreement.

8.	Miscellaneous.

8.1	Notice. Any notices and demands under or related to this document shall be in writing and delivered to the intended party at its address stated herein, and if to the Bank, at its main office if no other address of the Bank is specified herein, by one of the following means: (a) by hand, (b) by a nationally recognized overnight courier service, or (c) by certified mail, postage prepaid, with return receipt requested. Notice shall be deemed given: (a) upon receipt if delivered by hand, (b) on the Delivery Day after the day of deposit with a nationally recognized courier service, or (c) on the third Delivery Day after the notice is deposited in the mail. “Delivery Day” means a day other than a Saturday, a Sunday or any other day on which national banking associations are authorized to be closed. Any party may change its address for purposes of the receipt of notices and demands by giving notice of such change in the manner provided in this provision.

8.2	No Waiver. No delay on the part of the Bank in the exercise of any right or remedy waives that right or remedy. No single or partial exercise by the Bank of any right or remedy precludes any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default is effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion bar or waive that right on any future occasion.

8.3	Integration. This agreement, the Notes, and any agreement related to the Credit Facilities embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and the invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement or the Notes in any other jurisdiction.

8.4	Governing Law and Venue. This agreement is delivered in the State of Arizona and governed by Arizona law (without giving effect to its laws of conflicts). The Borrower agrees that any legal action or proceeding with respect to any of its obligations under this agreement may be brought by the Bank in any state or federal court located in the State of Arizona, as the Bank in its sole discretion may elect. By the execution and delivery of this agreement, the Borrower submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Borrower waives any claim that the State of Arizona is not a convenient forum or the proper venue for any such suit, action or proceeding.

8.5	Captions. Section headings are for convenience of reference only and do not affect the interpretation of this agreement.

8.6	Survival of Representations and Warranties. The Borrower understands and agrees that in extending the Credit Facilities, the Bank is relying on all representations, warranties, and covenants made by the Borrower in this agreement or in any certificate or other instrument delivered by the Borrower to the Bank under this agreement. The Borrower further agrees that regardless of any investigation made by the Bank, all such representations, warranties and covenants will survive the making of the Credit Facilities and delivery to the Bank of this agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the Borrower’s indebtedness to the Bank shall be paid in full.

8.7	Non-Liability of the Bank. The relationship between the Borrower and the Bank created by this agreement is strictly a debtor and creditor relationship and not fiduciary in nature, nor is the relationship to be construed as creating any partnership or joint venture between the Bank and the Borrower. The Borrower is exercising the Borrower’s own judgement with respect to the Borrower’s business. All information supplied to the Bank is for the Bank’s protection only and no other party is entitled to rely on such information. There is no duty for Bank to review, inspect, supervise or inform the Borrower of any matter with respect to the Borrower’s business. The Bank and the Borrower intend that the Bank may reasonably rely on all information supplied by the Borrower to the Bank, together with all representations and warranties given by the Borrower to the Bank, without investigation or confirmation by the Bank and that any investigation or failure to investigate will not diminish the Bank’s right to so rely.

8.8	Indemnification of the Bank. The Borrower agrees to indemnify, defend and hold the Bank and BANK ONE CORPORATION, or any of its subsidiaries or affiliates or their successors, and each of their respective shareholders, directors, officers, employees and agents (collectively, the “Indemnified Persons”) harmless from any and all obligations, claims, liabilities, losses, damages, penalties, fines, forfeitures, actions, judgments, suits, costs, expenses and disbursements of any kind or nature (including, without limitation, any Indemnified Person’s reasonable attorneys’ fees) (collectively, the “Claims”) which may be imposed upon, incurred by or assessed against any Indemnified Person (whether or not caused by any Indemnified Person’s sole, concurrent, or contributory negligence) arising out of or relating to this agreement; the exercise of the rights and remedies granted under this agreement (including, without limitation, the enforcement of this agreement and the defense of any Indemnified Person’s action or inaction in connection with this agreement); and in connection with the Borrower’s failure to perform all of the Borrower’s obligations under this agreement, except to the limited extent that the Claims against any such Indemnified Person are caused by such Indemnified Person’s willful misconduct, bad faith or gross negligence. The indemnification provided for in this section shall survive the termination of this agreement and shall extend to and continue to benefit each individual or entity who is or has at any time been an Indemnified Person.

The Borrower’s indemnity obligations under this section shall not in any way be affected by the presence or absence of covering insurance, or by the amount of such insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part under any insurance policy or policies affecting the Borrower’s assets or the Borrower’s business activities. Should any Claim be made or brought against any Indemnified Person by reason of any event as to which the Borrower’s indemnification obligations apply, then, upon any Indemnified Person’s demand, the Borrower, at its sole cost and expense, shall defend such Claim in the Borrower’s name, if necessary, by the attorneys for the Borrower’s insurance carrier (if such Claim is covered by insurance), or otherwise by such attorneys as Borrower shall select, subject to the approval of any Indemnified Person, which approval shall not be unreasonably withheld. Any Indemnified Person may also engage its own attorneys at its reasonable discretion to defend the Borrower and to assist in its defense and the Borrower agrees to pay the fees and disbursements of such attorneys.

Notwithstanding the foregoing or anything else in this agreement or any other loan document to the contrary, in no event shall Borrower be liable under this indemnity provision for any lost profits or for any special, indirect, consequential or punitive damages.

8.9	Counterparts. This agreement may be executed in multiple counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same agreement.

8.10	Sole Discretion of the Bank. Whenever the Bank’s consent or approval is required under this agreement, the decision as to whether or not to consent or approve shall be in the sole and exclusive discretion of the Bank and the Bank’s decision shall be final and conclusive.

8.11	Advice of Counsel. The Borrower acknowledges that it has been advised by counsel, or had the opportunity to be advised by counsel, in the negotiation, execution and delivery of this agreement and any documents executed and delivered in connection with the Credit Facilities.

8.12	Recovery of Additional Costs. If the imposition of or any change in any law, rule, regulation, or guideline, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify, or make applicable any taxes (except federal, state, or local income or franchise taxes imposed on the Bank), reserve requirements, capital adequacy requirements, or other obligations which would (A) increase the cost to the Bank for extending or maintaining the Credit Facilities, (B) reduce the amounts payable to the Bank under the Credit Facilities, or (C) reduce the rate of return on the Bank’s capital as a consequence of the Bank’s obligations with respect to the Credit Facilities, then the Borrower agrees to pay the Bank such additional amounts as will compensate the Bank therefor, within five (5) days after the Bank’s written demand for such payment. The Bank’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by the Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

8.13	Conflicting Terms. If this agreement is inconsistent with any provision in any agreement related to the Credit Facilities, the Bank shall determine, in the Bank’s sole and absolute discretion, which of the provisions shall control any such inconsistency.

8.14	Expenses. The Borrower agrees to pay or reimburse the Bank for all its out-of-pocket costs and expenses and reasonable attorneys’ fees (including the fees of in-house counsel) incurred in connection with the development, preparation and execution of, and in connection with the enforcement or preservation of any rights under, this agreement, any amendment, supplement, or modification thereto, and any other documents prepared in connection herewith or therewith. These costs and expenses include without limitation any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

9.	WAIVER OF SPECIAL DAMAGES. THE BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THE UNDERSIGNED MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

10.	JURY WAIVER. THE BORROWER AND THE BANK HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE BORROWER AND THE BANK ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING DESCRIBED HEREIN.

Dated: September 17, 2003

Address(es) for Notices:		Borrower:

1001 North Central Avenue, Suite 800		Cavco Industries, Inc.
Phoenix, AZ 85004

Attn:	Sean K. Nolen	By:	/s/ Sean K. Nolen

			Sean K. Nolen	V.P., C.F.O., Treasurer

			Printed Name	Title

		Date:	September 17, 2003

Address for Notices:		Bank:

201 N. Central Ave, 21st Floor, AZ1-1178		Bank One, NA, with its main office in Chicago, IL
Phoenix, AZ 85004

Attn:	Sanat B. Patel	By:	/s/ Sanat B. Patel

			Sanat B. Patel	Vice President

			Printed Name	Title

		Date:	September 30, 2003

SCHEDULE I
LIENS

[TO BE PROVIDED BY BORROWER]

SCHEDULE II
LIENS

     (i)  pledges or deposits made to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, pensions, or other social security programs;

     (ii)  good faith pledges or deposits made to secure performance of bids, tenders, insurance or other contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds, as all such liens arise in the ordinary course of business of the Borrower;

     (iii)  encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which impair in any material respect the use of such property by the Borrower in the operation of its business, and none of which is violated by existing or proposed structures or land use;

     (iv)  liens of landlords or of mortgagees of landlords, arising solely by operation of law, on fixtures and movable property located on premises leased in the ordinary course of business;

     (v)  the following, so long as the applicability, amount, or validity of which is being contested in good faith by appropriate proceedings diligently conducted, and against which reserves or other provisions required by generally accepted accounting principles have been made, levy and execution thereon have been stayed and continue to be stayed, and they do not in the aggregate materially detract from the value of the property of Borrower in question, or materially impair the use thereof in the operation of its business: (A) claims and liens for taxes; (B) claims and liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute of the merits; and (C) claims and liens of mechanics, materialmen, warehousemen, carriers, landlords, or other like liens;

     (vi)  liens in assets or properties acquired with purchase money debt permitted under 5.2B above and securing only such purchase money debt;

     (vii)  liens on any property or asset of any corporation or other entity existing at the time such corporation or other entity becomes a subsidiary or is merged or consolidated with or into Borrower or a subsidiary or at the time such property or asset is acquired from such corporation or other entity, other than any lien placed on any property or asset of such corporation or other entity in contemplation of such acquisition, merger, or consolidation;

     (viii)  liens for current taxes not yet due; and

     (ix)  any renewals, extensions, or refinancings (but not increase in the principal amount thereof) of any of the foregoing liens.